EX-10.1                                          EMPLOYMENT OFFER LETTER


Sonic Jet Performance, Inc.
15662 Commerce Lane
Huntington Beach, CA


June 20, 2002


Dear Mike:

This letter confirms the agreement for consulting and effective
January 1, 2002 employment agreed to by you and the Company. The terms, to begin July 1, 2002, are as follows:

1. Your position will be General Manager of our new acquisition TSG reporting to the Board of Directors and the President of Sonic Jet. You will be a consultant until January 1, 2003 when you will become employed as the CEO and General Manager of TSG
International, our new subsidiary.

2. Your remuneration will be comprised of a monthly consulting fee, paid either by Sonic Jet or TSG International, or TSG and a salary paid by TSG. Total monthly remuneration will be $15,000. At a date mutually agreeable to you and Sonic Jet, you will become a permanent employee of TSG and the consulting agreement will be terminated.

3. In addition to your base salary you will be entitled to receive shares of Sonic Jet Performance equal to 2,000,000 shares vesting immediately and delivered no later than one-year from the date of this agreement. In addition, you will receive 2,000,000 warrants at $0.07 per share (same price as the offering) which will vest on your 1st and 2nd year anniversary. In addition you will receive a warrant to purchase 10 shares of Sonic Jet Series C or its equivalent in Sonic Jet Common Shares in lieu of a direct equity interest in TSG, Sonic Jet's subsidiary.

4. Once you become an employee you are entitled to receive holidays, vacation, medical and dental insurance, and other standard Company benefits, all in accordance with standard Company plans and any revisions thereof.

5. You shall be reimbursed for reasonable and necessary business expenses authorized and verified to Company's satisfaction.

6. TSG or Sonic Jet will pay rent for temporary housing as long as you are based outside the San Francisco Bay Area. This amount shall not exceed $2000 per month.

7. TSG or Sonic Jet will also pay the cost of residential utilities related of out-of-area housing. This includes water, electricity, gas, property taxes, head taxes, (if any), poll taxes (if any), telephone and any other ordinary and necessary charges connected with such housing.

8. You may choose to relocate automobiles from California to South Carolina for use by yourself and your family. TSG or Sonic Jet will reimburse you for the expense of relocating either one or two vehicles to Charleston, South Carolina at the rate of $.40 per mile, based on round trip mileage.

9. As an alternative to item 8, at your discretion, TSG or Sonic Jet will provide one or two rented (or leased) automobiles(s) of your choice for your use as long as you are based outside the San Francisco Bay Area.

10. TSG will reimburse you for a limited number of trips to and from your home in the San Francisco Bay Area. This will apply to a maximum of one trip each month during the firs three months (July
- Sept), three trips during the next six months (Oct 2002 - March
2003), and one trip each quarter thereafter (four per year).


/s/  Rao Mankal
Rao Mankal
President, Sonic Jet Performance
Chairman, TSG International

Agreed to this 20th day of June, 2002


/s/  Mike Watts
Mike Watts, an individual